Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Wednesday, September 20, 2006

APOGEE 2nd QUARTER EARNINGS PER SHARE INCREASE 30 PERCENT;

FULL-YEAR EPS GUIDANCE RECONFIRMED

MINNEAPOLIS, MN (September 20, 2006) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2007 second quarter earnings. Apogee develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries.

SECOND QUARTER HIGHLIGHTS

•	Revenues of $188.6 million were up 9 percent versus the prior-year period.

•	Earnings of $0.26 per share increased 30 percent from $0.20 per share a year earlier.

•	As anticipated, the current quarter includes $0.04 per share from net proceeds of a class action lawsuit settlement with a flat glass manufacturer covering 1991 to 1995. The proceeds are included in operating income for each segment.

•	The quarter also includes $0.01 per share expense related to adoption of FAS123R.

•	Operating margin was 5.6 percent or 4.6 percent excluding the flat glass settlement. This compares to 4.4 percent in the prior-year period.

•	Architectural segment revenues were up 15 percent, and operating income, excluding the flat glass proceeds, doubled compared to the prior-year period.

•	Large-scale optical segment revenues decreased 24 percent, and operating income decreased 62 percent versus the unusually strong prior-year period.

Commentary

“We are pleased with our second quarter results, especially in our core architectural segment which achieved significant earnings growth,” said Russell Huffer, Apogee chairman and chief executive officer. “The non-residential construction markets we serve remain strong, as seen in our backlog and bidding activity. We are feeling good about the strength the architectural business is bringing to Apogee’s performance this fiscal year.

“The decline in the large-scale optical segment performance compared to the especially strong prior-year period was slightly greater than expected,” he said. “Impacting results were an unfavorable framing product mix within value-added glass, along with a softer retail environment and lower pre-framed art sales.”

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431• (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

•	Revenues of $163.2 million were up 15 percent over the prior-year period due primarily to higher architectural glass volume and pricing, and increased job flow in the installation business.

•	Operating income was $9.2 million, including flat glass settlement net proceeds of $1.1 million. Operating income was up 134 percent from a year ago as pricing and manufacturing operations continued to improve.

•	Operating margin was 5.6 percent or 5.0 percent excluding the flat glass settlement. This compares to 2.8 percent in the prior-year period and 3.4 percent in the first quarter.

•	Segment backlog was $391.0 million, compared to a backlog of $276.5 million in the prior-year period and $360.4 million at the end of the first quarter.

Large-Scale Optical Technologies

•	Revenues of $18.5 million were down 24 percent from the strong prior-year period. Last year’s second quarter had an unusually high value-added product mix due to significant national retail customer inventory and promotional programs, which disproportionately impacted the second quarter compared to the rest of the year. These activities did not occur this year.

•	The current quarter was impacted slightly more than expected by a less favorable value-added product mix, a softer retail environment and lower pre-framed art sales.

•	Operating income was $1.9 million, including flat glass settlement net proceeds of $0.4 million. Operating income was down 62 percent from the prior-year period primarily due to the less favorable value-added product mix.

•	Operating margin in the second quarter was 10.2 percent or 8.1 percent excluding the flat glass settlement. This compares to 20.6 percent in the prior-year period, which included the more favorable product mix.

Automotive Replacement Glass and Services

•	Revenues of $7.0 million decreased 13 percent compared to the prior-year period. Sales of aftermarket automobile windshields were slightly lower than expected.

•	The segment was essentially break-even including flat glass settlement net proceeds of $0.3 million. This compares to an operating loss of $0.6 million in the prior-year period.

Equity in Affiliates

•	Earnings were $1.5 million from investment in PPG Auto Glass, LLC. This compares to earnings of $1.3 million in the prior-year period.

Financial Condition

•	Long-term debt was $56.5 million at the end of the second quarter, compared to $45.2 million at the end of fiscal 2006 and down from $59.9 in the first quarter.

•	Long-term debt-to-total-capital ratio was 20.9 percent.

•	Non-cash working capital (current assets, excluding cash, less current liabilities) was $88.8 million, compared to $90.6 million at the end of the first quarter and $70.6 million at the end of fiscal 2006. It increased from the end of the prior year, driven by growth working capital requirements.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431• (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•	Depreciation and amortization were $10.1 million, up slightly from the prior year.

•	Capital expenditures were $16.1 million year to date, including investments in architectural glass fabrication capacity expansions. This compares to capital expenditures of $12.8 million in the prior-year period.

OUTLOOK

“Our strong first-half performance, due to robust commercial construction markets and continued improvement in architectural segment operations, positions us for solid earnings growth in fiscal 2007,” said Huffer. “We are maintaining our fiscal 2007 earnings guidance range of $0.88 to $0.94 per share, which includes $0.05 per share for the non-cash expensing of options. This would be strong earnings growth compared to fiscal 2006, which at $0.85 per share included the impact of one-time net tax benefits of $0.07 per share.

“Our strong architectural backlog of $391 million with improving margins gives us confidence in our outlook for the year,” he said, adding that approximately $224 million of the backlog is currently scheduled for fiscal 2007.

“Our outlook for the large-scale optical segment has declined slightly,” said Huffer. “We are seeing some reduced demand due to softness in national retail accounts, partially offset by increases in picture framing glass sales to distributors. In addition, as certain markets adjust their value-added offerings, it is resulting in a less favorable product mix in fiscal 2007 compared to the prior year.

“We are pleased to have received net proceeds of $1.8 million from a class action lawsuit settlement with a flat glass manufacturer covering 1991 to 1995,” he said. “As we indicated last quarter, these proceeds have been included in our current earnings outlook and are somewhat offset by higher health care costs for the year under our self-insured programs.”

The following statements are based on current expectations for fiscal 2007. These statements are forward-looking, and actual results may differ materially.

•	Overall fiscal 2007 revenues for the year are expected to increase 13 to 17 percent (prior guidance was 11 to 15 percent).

•	Architectural segment revenues are expected to increase 17 to 21 percent (prior guidance was 14 to 18 percent).

•	Growth is expected due to market improvement and some market share gain despite capacity constraints.

•	Large-scale optical segment revenues are expected to be down slightly (prior guidance was flat to slightly down).

•	Auto glass segment revenues are expected to be down 5 to 10 percent (prior guidance was for flat revenues).

•	Annual gross margins are expected to be approximately 18 percent as higher costs for wages, health care, energy, materials and freight are somewhat offset by pricing, operational improvements and cost reductions.

•	Selling, general and administrative expenses as a percent of sales are projected to be approximately 13.5 percent, including the impact of expensing options.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431• (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•	Expected annual operating margins by segment are: architectural, 4.5 to 4.7 percent; large-scale optical, approximately 11 percent (prior guidance was 11 to 12 percent); and auto glass, approximately breakeven.

•	Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to report earnings of approximately $3 million.

•	Capital expenditures are projected to be $40 to $45 million, including an estimated $25 million related to building the new architectural glass fabrication plant.

•	Depreciation and amortization are estimated at $20 million for the year.

•	Debt is expected to be approximately $50 to $60 million at year end, reflecting borrowings for the new architectural glass facility.

•	The effective tax rate for the full year is anticipated to be approximately 35 percent.

•	Earnings per share from continuing operations are expected to range from $0.88 to $0.94, including the $0.05 per share expense related to adoption of FAS123R and the $0.04 per share benefit from the flat glass class action settlement.

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; and v) construction and ramp-up to full production of the announced third Viracon plant in a timely and cost-efficient manner; (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to utilize manufacturing facilities; and (C) the auto glass segment: i) transition of markets served as Viracon/Curvlite focuses on selling to aftermarket manufacturers following the end of its long-term supply agreement with PPG Industries in the second quarter of fiscal 2006; ii) changes in market dynamics; iii) market seasonality; iv) highly competitive, fairly mature industry; and v) performance of the PPG Auto Glass, LLC joint venture. Additional factors include: i) revenue and operating results that are volatile; ii) self-insurance risk related to a material product liability event and to health insurance programs; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv) management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 25, 2006.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431• (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 10:00 a.m. Central Time tomorrow, September 21. To participate in the teleconference, call 1-866-713-8562 toll free or 617-597-5310 international, access code 62721479. The replay will be available from noon Central Time on Thursday, September 21, through midnight Central Time on Thursday, September 28 by calling 1-888-286-8010 toll free, access code 83267268. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products and services. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom framing and pre-framed art markets, and a producer of optical thin film coatings for consumer electronics displays.

•	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

(Tables follow)

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended September 2, 2006	Thirteen Weeks Ended August 27, 2005	% Change	Twenty-seven Weeks Ended September 2, 2006	Twenty-six Weeks Ended August 27, 2005	% Change
Net sales	$188,642	$173,730	9%	$383,707	$337,862	14%
Cost of goods sold	153,380	141,681	8%	315,088	275,964	14%

Gross profit	35,262	32,049	10%	68,619	61,898	11%
Selling, general and administrative expenses	24,792	24,381	2%	50,179	48,044	4%

Operating income	10,470	7,668	37%	18,440	13,854	33%
Interest income	279	206	35%	601	393	53%
Interest expense	812	565	44%	1,649	1,182	40%
Other income (expense), net	30	73	-59%	(29)	39	N/M
Equity in income of affiliated companies	1,473	1,256	17%	1,283	1,446	-11%

Earnings before income taxes	11,440	8,638	32%	18,646	14,550	28%
Income taxes	4,107	3,130	31%	6,571	5,102	29%

Net earnings	$7,333	$5,508	33%	$12,075	$9,448	28%

Net earnings per share - basic	$0.27	$0.20	35%	$0.44	$0.34	29%
Average common shares outstanding	27,586,396	27,591,362	0%	27,594,934	27,436,125	1%

Net earnings per share - diluted	$0.26	$0.20	30%	$0.43	$0.34	26%
Average common and common equivalent shares outstanding	27,993,684	28,017,502	0%	28,007,686	27,884,099	0%

Cash dividends per common share	$0.0650	$0.0625	4%	$0.1300	$0.1250	4%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended September 2, 2006	Thirteen Weeks Ended August 27, 2005	% Change	Twenty-seven Weeks Ended September 2, 2006	Twenty-six Weeks Ended August 27, 2005	% Change
Sales
Architectural	$163,242	$141,339	15%	$328,505	$276,168	19%
Large-scale Optical	18,513	24,333	-24%	40,278	45,099	-11%
Auto Glass	7,021	8,110	-13%	15,084	16,720	-10%
Eliminations	(134)	(52)	-158%	(160)	(125)	-28%

Total	$188,642	$173,730	9%	$383,707	$337,862	14%

Operating income (loss)
Architectural	$9,193	$3,925	134%	$14,760	$7,531	96%
Large-scale Optical	1,892	5,024	-62%	5,025	8,106	-38%
Auto Glass	38	(555)	N/M	(137)	(481)	72%
Corporate and other	(653)	(726)	10%	(1,208)	(1,302)	7%

Total	$10,470	$7,668	37%	$18,440	$13,854	33%

Consolidated Condensed Balance Sheets

(Unaudited)

	September 2, 2006	February 25, 2006
Assets
Current assets	$214,884	$203,134
Net property, plant and equipment	119,285	113,198
Other assets	88,029	87,626

Total assets	$422,198	$403,958

Liabilities and shareholders’ equity
Current liabilities	$121,406	$127,809
Long-term debt	56,500	45,200
Other liabilities	30,920	31,896
Shareholders’ equity	213,372	199,053

Total liabilities and shareholders’ equity	$422,198	$403,958

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431• (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Twenty-seven Weeks Ended September 2, 2006	Twenty-six Weeks Ended August 27, 2005
Net earnings	$12,075	$9,448
Depreciation & amortization	10,113	9,111
Stock-based compensation	2,449	676
Results from equity investments	(1,283)	(1,446)
Other, net	(2,298)	(272)
Changes in operating assets and liabilities	(20,028)	(6,294)

Net cash provided by continuing operating activities	1,028	11,223

Capital expenditures and acquisition of intangible assets	(16,066)	(12,768)
Proceeds on sale of property	1,573	197
Net purchases of marketable securities	(235)	(154)
Other investing activities	5,000	—

Net cash used in investing activities	(9,728)	(12,725)

Net proceeds from long-term debt and revolving credit agreement	11,300	3,700
Proceeds from issuance of common stock, net of cancellations	2,050	2,596
Dividends paid	(5,474)	(3,478)
Other, net	1,282	(271)

Net cash provided by financing activities	9,158	2,547

Cash used by discontinued operations	(445)	(501)

Increase in cash and cash equivalents	13	544
Cash and cash equivalents at beginning of year	4,676	5,967

Cash and cash equivalents at end of period	$4,689	$6,511

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com